BRT APARTMENTS REPORTS FOURTH QUARTER AND
FISCAL YEAR 2018 RESULTS

Great Neck, New York – December 10, 2018 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates and develops multi-family properties today announced its results of operations for the quarter and fiscal year ended September 30, 2018.

Fiscal Fourth Quarter AND YEAR-END 2018 Highlights:
•Grows rental and other revenues from real estate in the fourth quarter of 2018 by 11.4% over the same period in 2017;
•Improves net income per diluted share to $1.61 in 2018, up 66% from 2017;
•Increases annual FFO (1) per diluted share to $1.03, or 53.7%, from the prior year;
•Improves annual AFFO per diluted share to $0.97, or 10.2%, from the prior year;
•Grows 2018 rental and other revenues by 13.8% over 2017 through select acquisitions;
•Acquires six multi-family properties with 1,921 units for $230.3 million in 2018;
•Sells three multi-family properties with 1,368 units for $170.5 million and a gain of $64.0 million – our share of this gain is $36.4 million, after giving effect to $27.6 million allocated to the non-controlling partners; and
•Buys out the interests of joint venture partners in two properties for an aggregate purchase price of $5.2 million.

Jeffrey A. Gould, President and Chief Executive Officer of BRT commented: “BRT completed a highly productive year that resulted in meaningful year-over-year increases in FFO and AFFO. We created value in 2018 through targeted property sales that generated IRRs ranging from 15.7% to 25% and recycled our share of the net sale proceeds into six value-add properties that we believe have long-term growth potential. We expect to benefit in 2019 from our value-add program and the demographic and economic tailwinds supporting rental housing. Given our extensive JV relationships in high growth southern markets, we anticipate that 2019 will be another productive year in our efforts to generate long-term stockholder value.”

Results for the Three Months Ended September 30, 2018:

Net loss attributable to common stockholders for the fourth quarter of 2018 was $3.1 million, or $0.20 per diluted share, compared to net income attributable to common stockholders of $5.5 million, or $0.39 per diluted share, for the 2017 period. Net income for the 2017 quarter includes $16.8 million, or $1.19 per diluted share, of gain on sale of real estate. The 2018 quarter includes an aggregate $1.3 million, or $0.08 per diluted share, of gains from an insurance recovery and the sale of real estate.

Funds from Operations, or FFO, were $4.1 million or $0.26 per diluted share, in the fourth quarter of 2018, compared to $3.1 million, or $0.22 per diluted share, in the 2017 period. FFO for the 2018 quarter includes $1.3 million, or $0.08 per diluted share, from a gain on an insurance recovery. Adjusted Funds from Operations, or AFFO, were $3.4 million, or $0.21 per diluted share, in the fourth quarter of 2018, compared to AFFO of $3.9 million, or $0.27 per diluted share, in the 2017 quarter.

(1) A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Rental and other revenues from real estate for the three months ended September 30, 2018 grew 11.4% to $31.3 million from $28.1 million for the three months ended September 30, 2017. These revenues increased primarily due to the operations of the multi-family properties acquired in 2018 and 2017, net of such revenues from properties sold in 2018. Total expenses for the current three months increased to $37.0 million from $32.5 million for the three months ended September 30, 2017, due primarily to additional operating expenses, interest expense and depreciation relating to multi-family properties acquired in 2018 and 2017, net of such expenses from properties sold in 2018.

Results for the Year Ended September 30, 2018:

Net income attributable to common stockholders in 2018 was $23.8 million, or $1.61 per diluted share, compared to net income of $13.6 million, or $0.97 per diluted share, in 2017. Net income for 2018 includes $64.9 million, or $4.39 per diluted share, of gain on sale of real estate and $4.5 million, or $0.30 per diluted share, of gain on an insurance recovery. Net income attributable to common stockholders in 2017 includes $52.6 million, or $3.75 per diluted share, of gain on sale of real estate.

FFO was $15.2 million, or $1.03 per diluted share, in 2018, compared to $9.3 million, or $0.67 per diluted share, in 2017. FFO for 2018 includes the $4.5 million gain on an insurance recovery. AFFO was $14.4 million, or $0.97 per diluted share, in 2018, compared to $12.3 million, or $0.88 per diluted share, in 2017.

Diluted per share net income, FFO and AFFO were impacted during the year ended September 30, 2018 by the approximate 761,555 share increase in the weighted average number of shares of common stock outstanding in 2018 due primarily to stock issuances pursuant to BRT’s at-the-market offering program.

Rental and other revenues from real estate properties rose 13.8% to $118.9 million from $104.5 million in 2017. The increase is due primarily to the revenues generated by multi-family properties acquired in 2018 and 2017, net of such revenues from properties sold in 2018.Total expenses increased to $139.8 million from $119.3 million in 2017, due primarily to additional operating expenses, depreciation and interest expense related to the multi-family properties acquired in 2018 and 2017, net of such expenses from properties sold in 2018.

Transaction Activity:
The Company continued to actively manage its portfolio through its opportunistic purchase and sale activities in 2018, completing over $400 million in cumulative transactions. Acquisitions contributed approximately $230.3 million of the total and dispositions of multi-family properties totaling approximately $170.5 million.

At September 30, 2018, BRT owned 36 multi-family properties with an aggregate of 10,121 units, including 402 units under development. Most of the Company’s properties are located in the Southeast United States and Texas.

Balance Sheet:
At September 30, 2018, the Company had $27.4 million of cash and cash equivalents, total assets of $1.15 billion, total debt of $829.4 million and total stockholders’ equity of $198.0 million. At November 30, 2018, the Company had approximately $21.6 million of cash and cash equivalents. During the fiscal year, the Company raised approximately $20.5 million of equity on its “At-the-Market” equity sales program, selling 1,590,935 shares at a weighted average share price of $13.15.

Subsequent Events:

On October 30, 2018, BRT, through a joint venture in which it has a 90% ownership interest, purchased Crestmont at Thornblade, a 266-unit value-add multi-family property located in Greenville, South Carolina, for $37.8 million, including a ten year, 4.69% fixed rate mortgage of $26.4 million.

On November 7, 2018, the Company sold Factory at Garco Park, a recently developed multi-family property located in N. Charleston, South Carolina, for a sales price of $51.7 million. The Company estimates that its share of the gain, which will be recognized in the first quarter of fiscal 2019, will be approximately $5.7 million, after giving effect to non-controlling interests of $6.3 million.

We entered into a contract to sell Cedar Lakes--Lake St. Louis, Missouri, for a sales price of $41.3 million. We anticipate that such transaction will close in December 2018 and that if the transaction closes, we will recognize, during the quarter ending December 31, 2018, a gain on the sale of the property of approximately $7.5 million, of which approximately $1.9 million will be allocated to the non-controlling partner.

Supplemental Financial Information:
In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations – Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:
BRT discloses FFO and AFFO because it believes that such metrics are widely recognized and appropriate measure of the performance of an equity REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets. BRT computes AFFO by adjusting FFO for loss on extinguishment of debt, straight-line rent accruals, and restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures) and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating BRT’s performance, management is careful to examine GAAP measures such as net income (loss) and cash flows from operating, investing and financing activities. Management also reviews the reconciliation of net income (loss) to FFO and AFFO.

Forward Looking Information:
Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Forward looking statements, including statements with respect to BRT’s multi-family property acquisition and ownership activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2018.

Additional information:

BRT is a real estate investment trust that owns, operates and develops multi-family properties. Interested parties are urged to review the Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2018 for further details. The Form 10-K can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2018	September 30, 2017
ASSETS
Real estate properties, net of accumulated depreciation	$1,020,874	$902,281
Real estate loan	4,900	5,500
Cash and cash equivalents	27,360	12,383
Restricted cash	6,686	6,151
Other assets	54,616	58,613
Real estate properties held for sale	38,928	8,969
Total Assets	$1,153,364	$993,897

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$792,432	$697,826
Junior subordinated notes, net of deferred costs	37,038	37,018
Accounts payable and accrued liabilities	27,409	22,348
Total Liabilities	856,879	757,192

Total BRT Apartments Corp. stockholders’ equity	197,987	165,996
Non-controlling interests	98,498	70,709
Total Equity	296,485	236,705
Total Liabilities and Equity	$1,153,364	$993,897

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2018		2017	2018	2017
Revenues:
Rental and other revenues from real estate properties	$31,283		$28,073	$118,872	$104,477
Other income	198		314	763	1,294
Total revenues	31,481		28,387	119,635	105,771
Expenses:
Real estate operating expenses	15,661		13,641	57,665	51,279
Interest expense	8,966		7,902	34,389	28,171
General and administrative	2,002		2,100	9,210	9,396
Depreciation	10,416		8,861	38,504	30,491
Total expenses	37,045		32,504	139,768	119,337
Total revenue less total expenses	(5,564)		(4,117)	(20,133)	(13,566)
Equity in loss of unconsolidated joint ventures	(173)		(77)	(388)	(384)
Gain on sale of real estate	424		16,763	64,924	52,601
Gain on insurance recovery	1,271		—	4,498	—
Loss on extinguishment of debt	—		(664)	(850)	(1,463)
(Loss) income from continuing operations	(4,042)		11,905	48,051	37,188
Provision for taxes	96		61	50	1,560
(Loss) income from continuing operations, net of taxes	(4,138)		11,844	48,001	35,628
Net (loss) income	(4,138)		11,844	48,001	35,628
Loss (income) attributable to non-controlling interests	1,027		(6,383)	(24,228)	(22,028)
Net (loss) income attributable to common stockholders	$(3,111)		$5,461	$23,773	$13,600

Per share amounts attributable to common stockholders:
Basic	$(.20)		$.39	$1.63	$0.97
Diluted	$(.20)		$.39	$1.61	$0.97

Funds from operations - Note 1	$4,080	$3,080	$3,080	$15,189	$9,349
Funds from operations per common share - diluted - Note 2	$0.26		$0.22	$1.03	$0.67

Adjusted funds from operations - Note 1	$3,360		$3,880	14,390	$12,298
Adjusted funds from operations per common share - diluted -Note 2	$0.21		$0.27	$0.97	$0.88

Weighted average number of common shares outstanding:
Basic	15,635,953		14,023,735	14,580,398	13,993,638
Diluted	15,635,953		14,123,735	14,780,398	14,018,843

BRT APARTMENTS CORP. AND SUBSIDIARIES
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Note 1:
Funds from operations is summarized in the following table:
Net (loss) income attributable to common stockholders	$(3,111)	$5,461	$23,773	$13,600
Add: depreciation of properties	10,416	8,861	38,504	30,491
Add: our share of depreciation in unconsolidated joint ventures	386	216	1,587	737
Add: amortization of deferred leasing costs	—	—	—	—
Deduct: gain on sales of real estate and partnership interests	(424)	(16,763)	(64,924)	(52,601)
Adjustment for non-controlling interests	(3,187)	5,305	16,249	17,122
NAREIT Funds from operations attributable to common stockholders	4,080	3,080	15,189	9,349

Adjust for: straight-line rent accruals	(10)	(10)	(40)	(56)
Add: loss on extinguishment of debt	—	664	850	1,463
Add: amortization of restricted stock and RSU expense	15	155	988	1,218
Add: amortization of deferred mortgage and debt costs	297	370	1,432	1,244
Deduct: gain on insurance recovery	(1,271)	—	(4,498)	—
Adjustment for non-controlling interests	249	(379)	469	(920)
Adjusted funds from operations attributable to common shareholders	$3,360	$3,880	$14,390	$12,298

Note 2:
Funds from operations per share is summarized in the following table:
GAAP Net (loss) income attributable to common shareholders	(0.20)	0.39	$1.61	$0.97
Add: depreciation of properties	0.67	0.62	2.60	2.18
Add: our share of depreciation in unconsolidated joint ventures	0.02	0.02	0.11	0.05
Add: amortization of deferred leasing costs	—	—	—	—
Deduct: gain on sale of real estate and partnership interests	(0.03)	(1.19)	(4.39)	(3.75)
Adjustments for non-controlling interests	(0.20)	0.38	1.10	1.22
NAREIT Funds from operations per common share basic and diluted	0.26	0.22	$1.03	0.67

Adjustments for straight line rent accruals	—	—	—	—
Add: loss on extinguishment of debt	—	0.04	0.06	0.10
Add: amortization of restricted stock and restricted stock units	(0.01)	0.01	0.05	0.09
Add: amortization of deferred mortgage and debt costs	0.02	0.03	0.10	0.09
Deduct: gain on insurance recovery	(0.08)	—	(0.30)	—
Adjustments for non-controlling interests	0.02	(0.03)	0.03	(0.07)
Adjusted funds from operations per common share basic and diluted	0.21	0.27	0.97	$0.88